UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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PEOPLES BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of PEOPLES BANCORP, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Peoples Bancorp, Inc. (the “Company”) will be held at Christ United Methodist Church Parish Hall, 401 High Street, Chestertown, Maryland 21620 at 12:30 p.m., local time, on Wednesday, May 17, 2006, for the following purposes:

1.	To elect 13 directors to serve on the Board of Directors until the 2007 Annual Meeting and until their successors are duly elected and qualify.

2.	To ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2006;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 1, 2006 will be entitled to notice of and to vote at the meeting. This proxy statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2005.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. Each of Proposal 1 and Proposal 2 requires the affirmative vote of holders of a majority of the shares of common stock present and voting. Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

Elizabeth A. Strong
Secretary

April 7, 2006

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620
410-778-3500 / Fax 410-778-2089

[THIS PAGE INTENTIONALLY LEFT BLANK]

PEOPLES BANCORP, INC.
100 Spring Avenue
P.O. Box 210
Chestertown, Maryland 21620-0210

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Peoples Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2006 Annual Meeting of Stockholders. The 2006 Annual Meeting of Stockholders will be held on Wednesday, May 17, 2006, at 12:30 p.m., local time, at Christ United Methodist Church Parish Hall, 401 High Street, Chestertown, Maryland 21620, and at any adjournments thereof. The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person or by telephone, and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company. The approximate date on which this proxy statement and attached form of proxy are being mailed to stockholders is April 7, 2006.

Holders of Common Stock will be asked to elect 13 directors to the Company’s Board of Directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualify, and to ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2006.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on March 1, 2006 (the “Record Date”) of issued and outstanding shares of the Company’s common stock, par value $10.00 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of issued and outstanding shares of Common Stock entitled to vote is 789,012, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum. Directors are elected by a majority of the votes cast at the meeting, so the withholding of a vote with respect to a director nominee named in Proposal 1 below will have the same effect as a vote against that nominee but an abstention and a broker non-vote will each have no impact on the outcome of the vote, although all of foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business. The ratification of the Company’s auditors for 2006 in Proposal 2 below likewise requires a majority of all votes cast at the meeting, so abstentions and broker non-votes with respect to Proposal 2 are included for purposes of determining the presence of a quorum but are not included in calculating the number of votes cast.

All proxies will be voted as directed by the stockholder on the proxy card. The shares of Common Stock represented by any proxy that is properly executed and received pursuant to this solicitation will be voted in accordance with the directions of the stockholder. If no direction is given, the proxy will be voted in favor of all the nominees named in Proposal 1, in favor of Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting.

The proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to Elizabeth A. Strong, Secretary of the Company, at the Company’s address or at the meeting. The Company’s address is P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620-0210 (410-778-3500).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date, relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company’s directors, director nominees, and “named executive officers” (as defined in Item 402 of the SEC’s Regulation S-K); and (iii) all directors and executive officers of the Company as a group. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights or ownership within 60 days of the Record Date (such as by exercising stock options). Unless otherwise indicated below, the address of each person named below is the address of the Company.

Name	Amount Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
E. Jean Anthony	48		*
Robert W. Clark, Jr.	5,050	(1)	*
LaMonte E. Cooke	20		*
Gary B. Fellows	20		*
Herman E. Hill, Jr.	10,628	(2)	1.35%
Patricia Joan Ozman Horsey	61,314	(3)	7.77%
P. Patrick McClary	1,395		*
Robert A. Moore	6,030	(4)	*
Alexander P. Rasin, III	57,627	(5)	7.30%
Stefan R. Skipp	33,047	(6)	4.19%
Thomas G. Stevenson	10,060	(7)	1.28%
Elizabeth A. Strong	309		*
William G. Wheatley	7,662	(8)	*

All Directors/Executive Officers as a Group (15 Persons)	194,901		24.70%

5% Stockholders (other than listed above)
Nylon Capital Shopping Center, Inc. P. O. Box 266 Chestertown, MD 21620-0266	59,094	(9)	7.48%
Residuary Trust Under the Will of A. Parks Rasin, Jr. P.O. Box 228 Chestertown, MD 21620	46,920	(10)	5.95%

Martha F. Rasin P.O. Box 228 Chestertown, MD 21620	46,920	(10)	5.95%
Total	194,901	(12)	24.70	% (12)

*	Amount constitutes less than 1%.

Notes:
(1)	Includes 967 shares owned by Mr. Clark’s son and 962 shares owned by Mr. Clark’s wife.
(2)	Includes 9,064 shares owned jointly by Mr. Hill and his wife and 652 shares owned by Mr. Hill’s wife.
(3)
Includes 20 shares owned by H & S Investments Trust for which Mrs. Horsey’s husband is a trustee, 200 shares owned by Mrs. Horsey’s husband, 59,094 shares owned by Nylon Capital Shopping Center, Inc. over which Mrs. Horsey’s husband has voting power by virtue of his position as President, Treasurer and director of that company. The shares owned by Nylon Capital Shopping Center are the same shares attributed to Nylon Capital Shopping Center, Inc. in this table (see Note 9); Mrs. Horsey disclaims beneficial ownership of these shares.

(4)	Includes 5,030 shares owned jointly by Mr. Moore and his wife.
(5)
Includes 46,920 shares held by Residuary Trust Under the Will of A. Parks Rasin, Jr., deceased, of which Mr. Rasin serves as a co-trustee (see Notes 10 and 11), and 1,422 shares held by Mr. Rasin's spouse.

(6)	Includes 10,247 shares owned by family trust accounts over which Mr. Skipp has voting power and investment discretion and 1,800 shares owned by Mr. Skipp’s minor children.
(7)
Includes 2,700 shares owned by the Stevenson Family Trust of which Mr. Stevenson is a trustee, 4,500 shares owned by The Bruce W. Rohrbacher Revocable Trust of which Mr. Stevenson’s wife serves as a trustee, and 375 shares owned jointly by Mr. Stevenson and his wife.

(8)
Includes 7,100 shares owned jointly by Mr. Wheatley and his wife, 121 shares owned by Mr. Wheatley’s wife, 60 shares owned by Mr. Wheatley’s wife as custodian for 3 minor children, and 175 shares jointly owned by Mr. Wheatley’s wife and other 3 children.

(9)	Shares are also reported as being beneficially owned by Mrs. Horsey, whose husband is President, Treasurer and a director of Nylon Capital Shopping Center, Inc. (see Note 3).
(10)
These shares are also included in the totals for Alexander P. Rasin, III and Martha F. Rasin (see Notes 5 and 11), who together with the Trust constitute a “group” for purposes of beneficial ownership of these shares.

(11)
These shares are held by Residuary Trust Under the Will of A. Parks Rasin, Jr., deceased, of which Ms. Rasin serves as a co-trustee, and are also included in the totals for Alexander P. Rasin, III and the Trust (see Notes 5 and 10), who together with Ms. Rasin constitute a “group” for purposes of beneficial ownership of these shares.

(12)
Totals exclude 59,094 of the shares beneficially owned by Patricial Joan Ozman Horsey, which are the same shares reported for Nylon Capital Shopping Center, Inc., and 46,920 of the shares beneficially owned by Alexander P. Rasin, III and Martha F. Rasin, which are the same shares reported for the Residuary Trust Under the Will of A. Parks Rasin, Jr.

ELECTION OF DIRECTORS (Proposal 1)

Stockholders are being asked to vote for a total of 13 director nominees at this year’s Annual Meeting. Each director is elected to hold office for a term of one year and until his or her successor is duly elected and qualifies.

Elmer E. Horsey retired from the Board on December 31, 2005 and the Company’s Board elected Patricia Joan Ozman Horsey to fill the vacancy created by Mr. Horsey’s retirement. At the same time, the Board increased the number of directors from 12 to 13 and elected E. Jean Anthony to the Board. Both Mrs. Horsey and Mrs. Anthony are standing for re-election at this year’s Annual Meeting, as are the 11 remaining incumbent directors. Mrs. Horsey and Mrs. Anthony were recommended for initial election to the Board by the Company’s President/CEO/CFO and by a non-employee director, respectively.

The names of the director nominees, their ages as of the Record Date, their principal occupations and business experience for the past five years, and certain other information are set forth below.

(Terms Expire in 2007)
Name	Age	Principal Occupation and Business Experience
E. Jean Anthony	61
Mrs. Anthony has served as a director of the Company and its wholly-owned subsidiary, Peoples Bank of Kent County, Maryland (“Peoples Bank”), since January 2006. She is a Certified Public Accountant, Certified Financial Planner, and a Certified Valuation Analyst. She is a partner in the accounting firm of Anthony, Judge & Ware, LLC.

Robert W. Clark, Jr.	56	Mr. Clark has served as a director of the Company and Peoples Bank since December 1997. He is in the agricultural business and is owner of Fair Promise Farm, and manager of Hopewell Farm.
LaMonte E. Cooke	54
Mr. Cooke has served as a director of the Company and Peoples Bank since December 1997. He is presently serving as Administrative Director of Queen Anne’s County Maryland Detention Center in Centreville, Maryland.

Gary B. Fellows	54
Mr. Fellows has served as a director of the Company and Peoples Bank since December 1997. He is majority owner of Fellows Helfenbein & Newnam Funeral Home PA, a partner in the Eastern Shore Genesis Partnership, a partner in the Western Shore Genesis Partnership, and a partner in the Chesapeake Cremation Center.

Herman E. Hill, Jr.	60
Mr. Hill has served as a director of the Company since March 1997 and of Peoples Bank since January 1994. He is in the agricultural business, and is President of Herman E. Hill & Son, Inc., which is additionally a partner in Harborview Farms and Rock Harbor, LLC. He is also a partner in Kent Hills LLC, Massey LLC, Bakers Lane LLC, Linden LLC, K West LLC, Stepne LLC, Lynch Farm LLC, T & C Farms, Inc. and Hill Farms, Inc., which is additionally a partner in Harborview Farms.

Patricia Joan Ozman Horsey	65	Mrs. Horsey has served as a director of the Company and Peoples Bank since January 2006. She is a realtor for Hogans Agency, Inc. and is the owner/operator of an antiques and collectible business.
P. Patrick McClary	65
Mr. McClary has served as a director of the Company since March 1997 and of Peoples Bank since February 1991. He is a director and President of Gunther McClary Real Estate, Inc. and P. Patrick McClary Real Estate, Inc.

Robert A. Moore	72	Mr. Moore has served as a director of the Company since March 1997 and of Peoples Bank since February 1975. He retired from Dukes-Moore Insurance Agency, Inc. as of January 1999.
Alexander P. Rasin, III	62	Mr. Rasin has served as a director of the Company since March 1997 and of Peoples Bank since September 1975. He is a partner in the law firm of Rasin & Wootton.
Stefan R. Skipp	63	Mr. Skipp has served as a director of the Company since March 1997 and of Peoples Bank since May 1979. He is currently serving as District Public Defender in the State of Maryland.
Thomas G. Stevenson	58
Mr. Stevenson has served as a director of the Company since March 1997 and of Peoples Bank since August 1990. He is President, Chief Executive Officer, and Chief Financial Officer of the Company and of Peoples Bank. Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and Peoples Bank.

Elizabeth A. Strong	57	Mrs. Strong has served as a director of the Company since March 1997 and of Peoples Bank since January 1995. She is owner and manager of the Rock Hall Insurance Agency in Rock Hall, Maryland.
William G. Wheatley	53
Mr. Wheatley has served as a director of the Company since March 1997 and of Peoples Bank since December 1995. He also serves as an Executive Vice-President and Loan Administrator of Peoples Bank. Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and Peoples Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

Board Committees

The Company’s Board of Directors has an Audit Committee and a Nominating Committee. The Board does not have a separate committee responsible for executive compensation. All executive officers of the Company also serve as an executive officer of Peoples Bank and are paid by, and only for their service to, Peoples Bank. Accordingly, decisions and recommendations regarding executive compensation and benefit plans are made by the Personnel/Compensation Committee of Peoples Bank. Each of these committees is described below.

The Company’s Audit Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and consists of Robert A. Moore, Chairman, Robert W. Clark, Jr., Gary B. Fellows, and E. Jean Anthony. Until his retirement on December 31, 2005, Elmer E. Horsey served on this committee. Each current member of the Audit Committee is independent as contemplated by Rule 303A.07 of the New York Stock Exchange Listed Company Manual (“NYSE Manual”). The Board has determined that Mrs. Anthony qualifies as an “audit committee financial expert” as that term is defined by Item 401(h) of the SEC’s Regulation S-K. The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, performance and independence of the Company’s outside auditors, including whether satisfactory accounting procedures are being followed. During 2005, the Audit Committee held four meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached hereto as Appendix A to the Company’s 2005 definitive proxy statement.

The Company’s Nominating Committee consists of Alexander P. Rasin III, Chairman, Gary B. Fellows, Herman E. Hill, Jr., P. Patrick McClary, Stefan R. Skipp, and Thomas G. Stevenson and is responsible for identifying qualified individuals for nomination to the Board of Directors, considering candidates for nomination proposed by stockholders of the Company, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), and recommending directors for each Board committee. Except for Mr. Stevenson, each member of the Nominating Committee is an “independent director” as defined by NYSE Manual Rule 303A.02. During 2005, the Nominating Committee held one meeting. The Nominating Committee does not have a charter.

The Company’s executive officers serve in the same capacities at Peoples Bank and are compensated only for their service with Peoples Bank. Accordingly, the Personnel/Compensation Committee of Peoples Bank (the “Compensation Committee”) is responsible for reviewing and advising the Board of Directors of Peoples Bank with respect to executive compensation, as well as all other compensation and general benefits policies of Peoples Bank. The members of the Compensation Committee are P. Patrick McClary, Chairman, LaMonte E. Cooke, Herman E. Hill, Jr., Elizabeth A. Strong, and E. Jean Anthony. Until his retirement on December 31, 2005, Elmer E. Horsey served on this committee. The Compensation Committee held four meetings in 2005.

Board Meeting Attendance

The Company’s Board of Directors held 24 meetings in 2005. No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person has been director); and (2) the total number of meetings held by all committees of the Board on which that person served (during the period served).

Director Compensation

Directors of the Company also serve on the Board of Directors of Peoples Bank and are compensated only for serving on the Board of Peoples Bank and its committees. Non-employee directors of the Board of Peoples Bank receive $390 for each Board meeting attended. The Chairman and the Secretary receive $400 and $395, respectively, per Board meeting attended. Non-employee members of the Executive Committee receive $265 for each committee meeting attended, except for the Chairman of that committee who receives $275 for each committee meeting attended. Members of other committees receive $180 per meeting attended, except that non-employee members of the Pension/Profit Sharing 401(k) Committee receive only an annual retainer fee of $200. Each non-employee director is also paid a retainer fee equal to $1,000 for each year of service. All directors are reimbursed for reasonable travel expenses incurred in connection with Board service.

Director Recommendations and Nominations

The Nominating Committee of the Company’s Board of Directors is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be submitted in writing to: Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620, Attn: Stephanie L. Usilton, Vice President; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s common stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills or expertise.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may contact the Company’s Board of Directors by contacting Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620 or (410) 778-3500. All comments will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. A stockholder who wishes to discuss issues directly with directors should consider attending the Annual Meeting of Stockholders. All persons who were serving as directors at the 2005 Annual Meeting were in attendance except Herman E. Hill, Jr. and P. Patrick McClary.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements with Company management and representatives of Rowles & Company, LLP, the Company’s independent auditors; (ii) discussed with Rowles & Company, LLP all matters required to be discussed by SAS 61, as modified or supplemented; and (iii) has received the written disclosures and the letter from Rowles & Company, LLP required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Rowles & Company, LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

By:  Robert A. Moore, Chairman
Robert W. Clark, Jr.
Gary B. Fellows
E. Jean Anthony

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

Thomas G. Stevenson, 58, has served as the President of the Company and Peoples Bank since May 24, 2000, and as Chief Executive Officer and Chief Financial Officer of the Company and Peoples Bank since May 29, 2002. He is also a trustee of the Employees’ Retirement Plan of Peoples Bank. Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and Peoples Bank.

H. Lawrence Lyons, 53, has served as an Executive Vice President of the Company since March 1997 and of Peoples Bank since May 23, 2001 and is in charge of operations. He also manages Peoples Bank’s non-deposit product sales program.

Thomas A. Tucker, 47, has served as an Executive Vice-President of the Company and of Peoples Bank since May 28, 2003 and is in charge of business development. Prior to May 2003, Mr. Tucker served as Senior Vice President of the Company and Peoples Bank.

William G. Wheatley, 53, has served as an Executive Vice-President of the Company and of Peoples Bank since May 28, 2001 and is in charge of loan administration. Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and Peoples Bank.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid in 2005 and the prior two years to the President and CEO of the Company. No other person who was serving as an executive officer as of December 31, 2005 received salary and bonus (cash and non-cash) in excess of $100,000 during 2005.

Summary Compensation Table

Name/Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation
		Salary	Bonus	All Other Compensation (1)
Thomas G. Stevenson, President/CEO/CFO	2005	$170,000	$8,408	$11,153
	2004	135,000	7,221	8,199
	2003	125,000	4,518	7,223

Notes:
(1)
Amounts include contributions to Peoples Bank’s pension plan of $6,885 in 2005, $5,058 in 2004, and $4,234 in 2003; payments under the Peoples Bank’s profit sharing plan of $ 3,974 in 2005, $2,847 in 2004, and $2,695 in 2003; and the economic value of Mr. Stevenson’s life insurance coverage of $294 in each of 2005, 2004 and 2003.

Total compensation paid to each of the executive officers other than Mr. Stevenson in 2005 was as follows: H. Lawrence Lyons, $96,194; Thomas A. Tucker, $96,555; and William G. Wheatley, $94,368. These amounts included salary, employee incentive compensation, profit sharing payments, matching 401(k) contributions, pension plan contributions and imputed income related to life insurance coverage. The salaries proposed to be paid in 2006 to the executive officers are as follows: Mr. Stevenson, $190,000; Mr. Lyons, $93,752; Mr. Tucker, $91,162; and Mr. Wheatley, $91,369. Additional compensation may be earned by these officers in 2006 through employee incentive compensation, profit sharing payments, matching 401(k) plan contributions, pension plan contributions and imputed life insurance income.

Profit Sharing 401(k) Plan

Peoples Bank maintains a Profit Sharing 401(k) Plan that is available to eligible employees of the Company and Peoples Bank who are at least 21 years old and have completed 12 months of service. Each year, in addition to each active member’s salary deferrals, Peoples Bank may contribute matching contributions and discretionary profit sharing payments. The decision as to whether profit sharing payments will be made for a particular year is made by the Personnel/Compensation Committee in the third quarter of the year, and the total amount paid, if any, is based on the performance of Peoples Bank for that year, with allocations among all eligible employees based on salary level. All employee contributions and employer matching contributions to the 401(k) portion of the plan are immediately 100% vested, and profit sharing payments are vested incrementally over a six-year period. Pre-tax and matching contributions may be withdrawn while a member is employed by the Company or Bank even if the member has not reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Employees’ Retirement Plan

Peoples Bank maintains a defined benefit pension plan available to eligible employees of Peoples Bank who are at least 21 years old and have completed 1,000 hours of service within a 12 consecutive month period. An employee is 100% vested in the plan after five years of service. The following table shows the maximum annual retirement benefits payable upon retirement at age 65 to persons covered under the pension plan for various levels of compensation and credited years of service:

	YEARS OF SERVICE
COMPENSATION	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$ 125,000	$17,580	$23,440	$29,300	$35,160	$41,020
150,000	21,330	28,440	35,550	42,660	49,770
175,000	25,080	33,440	41,800	50,160	58,520
200,000	28,830	38,440	48,050	57,660	67,270
225,000*	30,330	40,440	50,550	60,660	70,770
250,000*	30,330	40,440	50,550	60,660	70,770
275,000*	30,330	40,440	50,550	60,660	70,770
300,000*	30,330	40,440	50,550	60,660	70,770
325,000*	30,330	40,440	50,550	60,660	70,770
500,000*	30,330	40,440	50,550	60,660	70,770

*	Compensation used for benefits is limited to $210,000.

Benefits are based on years of service and the annual average of the participant’s compensation averaged over the five highest plan years, whether or not consecutive, ending in the current plan year or in any prior plan year within the last 10 years of service. For purposes of the pension plan, a participant’s compensation for a particular year consists of amounts reported as gross income on the participant’s IRS Form W-2 for that year, increased by the participant’s salary deferral contributions to the Peoples Bank Profit Sharing 401(k) Plan, plus the economic value of any life insurance coverage provided by Peoples Bank. All benefits are computed on the basis of a straight-life annuity form of benefit and include the applicable Social Security offset as set forth in the pension plan.

For Mr. Stevenson, who has 22 years of credited services as of December 31, 2005, pension plan compensation includes those amounts reported in the “Salary” and “Bonus” columns of the Summary Compensation Table shown on the previous page of this proxy statement, plus the economic value of his life insurance coverage that is reported in the “All Other Compensation” column of the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board who served on Peoples Bank’s Compensation Committee at any time during the last completed fiscal year were LaMonte E. Cooke, Herman E. Hill, Jr., Elmer E. Horsey, P. Patrick McClary, and Elizabeth A. Strong. Each of the foregoing persons is a non-employee director, has not formerly served as an officer of the Company, and has no interlocking relationship or insider participation as defined by the SEC.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

The basic philosophy of Peoples Bank’s compensation program is to offer competitive compensation for all executive employees, which takes into account both individual contributions and corporate performance.

Executive compensation for the President and each other executive officer consists of two principal elements: (i) base salary; and (ii) employee incentive compensation that is variable, fluctuates annually and is linked to the Bank’s return on average assets (ROA) (and is, therefore, at risk). Base salaries are set at levels intended to foster a career development among executives, consistent with the long-term nature of the Company’s business objectives. In setting base salary levels, consideration is given to salary levels paid to executives holding similar positions at other comparable community banking organizations. Annual salary adjustments are determined in a similar manner and after considering the executive’s performance during the immediately preceding year. Every employee of Peoples Bank who was employed as of November 30th of a particular year is eligible to receive incentive compensation for that year. Employee incentive compensation awards all eligible employees for their efforts, dedication, and ideas, which produce the profitable operations of Peoples Bank. Employees receive cash distributions from the pool, based upon the relationship that their individual annual salaries bear to the total annual salaries of all employees in the plan. The incentive pool creation is limited to a return on average assets of 1.50% and is capped at $100,000.

The targeted goals for incentive compensation are set at levels which only reward continued exceptional corporate performance. The incentive awards are expressed as a percent of base pay and have no fixed maximum award amount.

The incentive compensation paid to each executive officer in 2005 was based on the Company’s ROA of 1.64% as of November 2005. Since the ROA exceeded the maximum limit of a 1.50% ROA the dollar amount of the incentive pool was capped at $100,000. The performance evaluation of each officer was completed, and base salary increases were recommended, by the Personnel/Compensation Committee and approved by the non-employee Directors of the Board.

The Compensation Committee believes that the President’s salary and incentive compensation paid in 2005, which represent increases of approximately 25.93% and 16.44%, respectively, over 2004 compensation, was justified based on the overall performance of the Company in 2005, stockholder interests, and competitive data related to compensation packages for top executives in and around the Company’s market area.

The non-employee Directors of the Board believe that the total compensation awarded to the other executive officers of the Company was consistent in each case with the Compensation Committee’s objectives and the officer’s individual performance.

PERSONNEL/COMPENSATION COMMITTEE

By:  E. Jean Anthony
LaMonte E. Cooke
Herman E. Hill, Jr.
P. Patrick McClary
Elizabeth A. Strong

RATIFICATION OF THE SELECTION OF ROWLES AND COMPANY
AS THE COMPANY’S INDEPENDENT AUDITORS (Proposal 2)

Stockholders are also being asked to ratify the Audit Committee’s appointment of Rowles & Company, LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2006. Rowles & Company, LLP has served as the Company’s independent auditors since 1949. Rowles & Company, LLP has advised the Audit Committee and the Board of Directors that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent public auditors. A representative of Rowles & Company, LLP will be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Rowles & Company, LLP for fiscal years 2005 and 2004:

	FY 2005	FY 2004
Audit Fees	$37,365	$39,610
Audit-Related Fees	0	0
Tax Fees	4,842	420
All Other Fees	160	165
Total	$42,367	$40,195

Audit services of Rowles & Company, LLP for fiscal years 2005 and 2004 consisted of the audit of the consolidated financial statements of the Company and quarterly reviews of financial statements and review of SEC filings. “Tax Fees” incurred in fiscal years 2005 and 2004 include charges primarily related to tax return preparation and tax consulting services. “All Other Fees” incurred in fiscal year 2005 relate to consultation regarding asset allocation and capital planning and such fees for fiscal year 2004 relate to consultation regarding stock performance calculations. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, are not foreseeable and are separately approved by the Audit Committee prior to the completion of the independent auditor’s audit. All of the 2005 and 2004 services were pre-approved by the Audit Committee, except for the services described under “All Other Fees” for each year, which were de minimis services and were approved by the Audit Committee prior to the completion of the respective audits

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past year, Peoples Bank has had banking transactions in the ordinary course of its business with directors, executive officers, and persons who own more than 5% of the outstanding shares of the Company’s Common Stock, and with the associates of such persons, on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by Peoples Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

The Company and Peoples Bank purchased various insurance policies during 2005 and 2004 from The Dukes-Moore Insurance Agency, Inc., which is an insurance producer firm owned and managed by the son of Robert A. Moore, a director of both the Company and Peoples Bank. The total of all premiums paid to this firm in 2005 and 2004 was $27,472 and $94,861, respectively. Management believes that the terms of these transactions were at least as favorable to the Company and Peoples Bank as could have been obtained elsewhere. The Company and Peoples Bank have already satisfied their insurance needs for 2006 from this firm by purchasing similar policies of insurance for which they paid a total of $19,421 in premiums.

One of the Company’s directors, Alexander P. Rasin, III, is a partner of the law firm of Rasin & Wootton, which the Company retained during 2005 to provide various legal services. The amounts paid to this law firm in 2005 did not exceed 5% of the firm’s gross revenues for fiscal year 2005. The Company anticipates that it will again retain this firm in 2006 from time to time to provide similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than 10% of the Common Stock file with the SEC an initial report of beneficial ownership of the Common Stock, periodic reports of changes in beneficial ownership of the Common Stock, and, in certain cases, annual statements of beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2005.

PERFORMANCE GRAPH

The following graph compares the performance of an investment in shares of Common Stock for the last five years with the performance of both the Russell 2000 Index (reflecting the performance of the 2,000 smallest public companies included on the Russell 3000 Index) and the SNL $100M-$500M OTC and Pink Sheet Bank Index (reflecting the performance of U.S. community banking organizations with total assets of between $100 million and $500 million that have securities traded in the over-the-counter market or through the Pink Sheets), assuming in each case an initial $100 investment on December 31, 2000 and reinvestment of dividends as of the end of the Company’s fiscal years. There is no established trading market for the shares of the Company’s Common Stock and, thus, no reliable information is available as to the prices at which the shares of the Company’s Common Stock have traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the shares of the Company’s Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of these shares at any time presented in the table or in the future.

		Period Ending
Index	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Peoples Bancorp, Inc.	$100.00	$104.94	$111.60	$112.57	$129.68	$174.26
Russell 2000 Index	100.00	102.49	81.49	120.00	142.00	148.46
SNL $100M-$500M OTC and Pink Sheet Bank Index	100.00	115.19	138.18	187.69	226.86	251.93

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which contains audited financial statements for the year ended December 31, 2005, accompanies this Proxy Statement. A copy of the Form 10-K may be obtained without charge upon written request to Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) to be included in the Proxy Statement and voted on by the stockholders at the 2007 Annual Meeting of Stockholders must submit such proposal in writing, including all supporting materials, to the Company at its principal office no later than December 8, 2006 (120 days before the date of mailing based on this year’s Proxy Statement date) and meet all other requirements for inclusion in the Proxy Statement. Additionally, pursuant Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2007 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for such meeting, then the Company must receive the proposal by February 21, 2007 (45 days before the date of mailing based on this year’s Proxy Statement date) for it to be considered timely received. If notice of a stockholder proposal is not timely received, the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this proxy statement, management does not know of any other matters that will be brought before the 2006 Annual Meeting requiring action by stockholders. If any other matters requiring the vote of the stockholders properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

Chestertown, Maryland
By Order of the Board of Directors
April 7, 2006

Elizabeth A. Strong
Secretary

APPENDIX A

Form of Proxy

PEOPLES BANCORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Peoples Bancorp, Inc. (the “Company”) hereby appoints Alexander P. Rasin, III, Robert A. Moore, and Thomas G. Stevenson, or any of them, the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated below, all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders called to convene on Wednesday, May 17, 2006 at Christ United Methodist Church Parish Hall, 401 High Street, Chestertown, Maryland at 12:30 PM local time, and at any and all adjournments and postponements thereof for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named director nominees should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

1.	ELECTION OF DIRECTOR NOMINEES (terms expire in 2007):

E. Jean Anthony	Robert W. Clark, Jr.	LaMonte E. Cooke	Gary B. Fellows
Herman E. Hill, Jr.	Patricia Joan Ozman Horsey	Robert A. Moore	P. Patrick McClary
Stefan R. Skipp	Alexander P. Rasin, III	Elizabeth A. Strong	Thomas G. Stevenson
William G. Wheatley

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: A withheld vote will count as a vote against a nominee. To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2.	RATIFICATION OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2006:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” ratification in Proposal 2.

3.	IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted FOR ALL NOMINEES with respect to Proposal 1, FOR with respect to Proposal 2, and in the discretion of the proxy holders as to any other matters that properly come before the meeting.

If you plan to attend the meeting, please designate the number that will attend [____].

Dated: ____________________________, 2006

Signature

Signature

Please sign as name(s) appear(s) on stock certificate. If jointly held, all owners must sign. Executors, administrators, trustees or persons signing in such capacity should so indicate.